PRESS RELEASE

ASPEN INSURANCE HOLDINGS BOARD OF DIRECTORS REJECTS
UNSOLICITED PROPOSAL FROM ENDURANCE

Hamilton, Bermuda - April 14, 2014 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE:AHL) announced today that its Board of Directors, after careful evaluation with the assistance of its financial and legal advisors, unanimously determined to reject an unsolicited proposal from Endurance Specialty Holdings Ltd. (“Endurance”) (NYSE:ENH) to acquire Aspen for $47.50 per share, 60% in Endurance common stock and 40% in cash.
Glyn Jones, Chairman of the Board of Directors, said: “After careful review and deliberation, the Board of Directors unanimously determined that Endurance’s proposal is not in the best interests of Aspen or its shareholders. Endurance’s ill-conceived proposal undervalues our company, represents a strategic mismatch, carries significant execution risk, and would result in substantial dis-synergies. Furthermore, most of the consideration to Aspen shareholders would be in a stock that would reflect these problems.
“Aspen has a proven track record of performance and a clear strategy to increase shareholder value. Endurance has a mixed operating track record, new leadership, an unproven strategy, and no experience with large acquisitions. Moreover, this transaction would be highly disruptive to Aspen’s corporate culture, which has proven to be a significant competitive advantage in the marketplace.”
In making its determination, the Aspen Board of Directors considered, among other factors, the following:

•	Aspen is executing a clear strategy to deliver superior value for shareholders, while Endurance’s proposal undervalues the company and carries significant risks.

•	A combination would burden Aspen with Endurance’s unproven underwriting teams with no clear strategy; an unprofitable insurance business[1]; and a volatile and challenged crop business.

•	Endurance has shown a public disdain for Lloyd’s, which is the growth engine of Aspen’s well-established international insurance business.

•	Endurance has a mixed operating track record, no experience with large acquisitions, new leadership and an unproven strategy.

•
The proposed transaction jeopardizes Aspen’s corporate culture, which the Company believes is a significant component of its franchise value because it differentiates Aspen with clients and allows Aspen to recruit and retain outstanding professionals.

•	The disruption of market and underwriting relationships likely would result in material loss of business.

•
The proposal involves a number of substantial execution risks, including financing uncertainty, due diligence outcome, regulatory approvals, the need for favorable votes by the shareholders of both companies, and integration risk.

_______________________________
1 Endurance’s insurance segment underwriting income ex reserve releases has been negative from 2011-2013.

Goldman, Sachs & Co. is acting as financial advisor and Wachtell, Lipton, Rosen & Katz and Willkie Farr & Gallagher LLP are acting as legal advisors to Aspen.
Below is a letter that Aspen previously sent to Endurance’s Board of Directors rejecting the same proposal that Endurance made public today:
8 April 2014
Board of Directors
c/o John R. Charman, Chairman and Chief Executive Officer
Endurance Specialty Holdings Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Dear Members of the Board:
The Board of Directors of Aspen Insurance Holdings Limited has received your letter of 3 April 2014.
Your most recent letter does not add to the information the Aspen Board had when we thoroughly considered your 18 February 2014 letter and unanimously concluded that the possible acquisition of Aspen by Endurance was not in the best interests of Aspen or its stockholders and that we did not wish to pursue the matter further. The Aspen Board continues to have no interest in pursuing the matter further.
As was the case with your prior letters, we find your most recent letter to be based on uninformed and unsubstantiated assertions and assumptions about alleged benefits of the combination that do not stand up to analysis. The Aspen Board has concluded that Aspen will be able to create superior value for our stockholders based on our standalone plan. Aspen has a long history of value creation for its stockholders and has a clearly articulated growth strategy for delivering value to its stockholders going forward. We have built a diversified business with a strong balance sheet, proven management team and disciplined risk management, and are confident that continued execution of our strategy provides value far in excess of what you have suggested in the letter. The levers that we have available to achieve our ROE goals are clear and well-understood by the market and you have clearly misrepresented our 10% ROE guidance for 2014 as our long-term goal. We are confident we will be able to deliver superior growth by following our plan.
As part of our review, we have evaluated Endurance’s business mix, market presence, quality of earnings, earnings outlook and management culture, all of which we found to be either unattractive or incompatible with Aspen’s strategy. With respect to business mix, Endurance is over-concentrated in crop insurance, a business which is troubled, low margin, recently volatile and exposed to major risks. The other insurance businesses are nascent and have not demonstrated progress. Endurance’s continued well-publicized antipathy for Lloyd’s is inconsistent with Aspen’s business model, as our Lloyd’s syndicate is one of the most dynamic parts of our insurance franchise and a top quartile performer amongst Lloyd’s syndicates. Aspen has a strong and well-regarded reinsurance business with a clearly defined strategy for addressing the changes in market dynamics while, in contrast, Endurance is hesitant and uncertain about the industry. Furthermore, as analysts have pointed out, Endurance’s earnings in recent years have been disproportionately driven by reserve releases (a trend that accelerated at year-end 2013) and the path for future earnings is unclear.
Any combination with Endurance’s centralized, top-down management model, as compared to our collaborative, teamwork-oriented culture, would result in extreme personnel disruption and loss of attractive business. It is worth noting that our company is in significant litigation due to your orchestrated poaching of Aspen employees and clear breaches of fiduciary and other duties arising from this. The dis-synergies from the transaction you propose, including loss of business and personnel, combined with Endurance’s unappealing business mix, earnings track record and incompatible culture, make the combination unattractive, particularly in contrast to what Aspen expects to achieve by following our standalone plan.
In addition, your letter poses significant risks and uncertainties, including (1) Endurance’s due diligence of Aspen, (2) due diligence of Aspen by your financing sources, (3) your ability to raise the necessary funds, even the most general terms and amounts of which are omitted from your letter (we note in this regard that one of the financing sources from your prior letter is no longer included, and CVC’s commitment is no longer described as “equity”), (4) your ability to secure all required regulatory approvals and (5) importantly, approval of your own stockholders.
The foundation of Aspen’s business is our client relationship franchise, and our people are our most valuable assets. The uncertainty and distraction that would result from pursuing what your letter proposes would be destructive of value for our company and our stockholders. Your “proposal” is merely the request for a one-way option to start an investigation of our company and later decide if you wish to pursue a transaction. The Aspen Board is vehemently opposed to the hostile attempt of Endurance to address its business problems at the expense of Aspen and its stockholders and to your potential effort to destabilise a key competitor.
For the reasons outlined above, we are not interested in pursuing what your letter proposes and do not believe that any purpose would be served by meeting with you or your advisors.
Yours sincerely,
/s/                                /s/
Glyn Jones                            Chris O’Kane
Chairman of the Board of Directors                Chief Executive Officer

cc:    CVC Capital Partners Advisory

- ENDS -

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2013, Aspen reported $10.2 billion in total assets, $4.7 billion in gross reserves, $3.3 billion in shareholders’ equity and $2.6 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995
This press release may contain written “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “likely,” “estimate,” “may,” “continue,” “deliver,” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements.

Forward-looking statements do not reflect the potential impact of any future collaboration, acquisition, merger, disposition, joint venture or investments that Aspen may enter into or make, and the risks, uncertainties and other factors relating to such statements might also relate to the counterparty in any such transaction if entered into or made by Aspen.

Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the highly competitive insurance and reinsurance industry; changes in insurance and reinsurance market conditions; increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effect of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the effectiveness of our loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our ability to execute our business plan to enter new markets, engage in acquisitions or introduce new products and develop new distribution channels, including their integration into our existing operations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone debt crisis; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom; loss of one or more of our senior underwriters or key personnel; our reliance on information and technology and third party service providers for our operations and systems; and increased counterparty risk due to the credit impairment of financial institutions.

For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this press release, including the positioning to deliver profitable growth and value for investors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission on February 20, 2014. Aspen undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

Please visit www.aspen.co or contact:

Investors
Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen
Kerry.Calaiaro@aspen.co
+1 (646) 502 1076

Kathleen de Guzman, Vice President, Investor Relations, Aspen
kathleen.deguzman@aspen.co
+1 (646) 289 4912

Media
Steve Colton, Head of Communications, Aspen
Steve.Colton@aspen.co
+44 20 7184 8337

North America - Sard Verbinnen & Co
Paul Scarpetta or Jamie Tully
+1 (212) 687 8080

International - Citigate Dewe Rogerson
Patrick Donovan or Caroline Merrell
patrick.donovan@citigatedr.co.uk
caroline.merrell@citigatedr.co.uk
+44 20 7638 9571

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